Exhibit 99.1

For further information:
George Relan

Vice President of Corporate Development

(518) 533-2220
grelan@mechtech.com

MTI ANNOUNCES RESULTS FROM ANNUAL MEETING OF STOCKHOLDERS

– Re-election of Messrs. Marusak and O’Connor to the Board –

–Reverse Stock Split Approved –

Albany, N.Y., May 15, 2008 -- Mechanical Technology, Incorporated ("MTI") (Nasdaq: MKTY), a company primarily engaged in the development and commercialization of Mobion® off-the-grid portable power solutions through its subsidiary MTI MicroFuel Cells Inc. and in the design, manufacture, and sale of test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. announced the results of its annual meeting of stockholders held today at its corporate headquarters in Albany, New York.

At the meeting, stockholders approved the election of Thomas J. Marusak and E. Dennis O’Connor to serve as Class II Directors. Stockholders also approved an amendment to MTI’s amended and restated certificate of incorporation to effect a reverse split of MTI’s issued common stock in the ratio of one share of new common stock for eight old shares of common stock.

The reverse split will become effective upon the filing of the amendment with the New York Department of State, at which time MTI’s common stock will begin trading on The Nasdaq Global Market on a split-adjusted basis. To denote the reverse split, the common stock will trade under the symbol “MKTYD” for a period of twenty trading days following the implementation of the reverse split, after which time the trading symbol will revert to “MKTY”. Additional information regarding the reverse stock split can be found in MTI’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2008.

The slide presentation from the meeting will be available by 5 p.m. on May 15, 2008 on MTI´s web site at www.mechtech.com.

About MTI

Mechanical Technology, Incorporated (“MTI”) (Nasdaq: MKTY) is primarily engaged in the development and commercialization of Mobion® off-the-grid portable power solutions through its subsidiary MTI MicroFuel Cells Inc. (“MTI Micro”). MTI Micro has a team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; and related intellectual property. MTI Micro has received government funding and developed strategic partnerships to facilitate efforts to achieve commercialization. MTI is also engaged in the design, manufacture, and sale of test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. For more information about the MTI, please visit www.mechtech.com.

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Statements in this press release which are not historical fact, including statements regarding management’s intentions, hopes, goals, beliefs, expectations, projections, plans, anticipation, outlook or predictions of the future, are forward looking statements. Such statements include, among others, all statements regarding expected financial position, results of operations, financing plans, including plans to raise capital through a public offering, and business strategies. All forward-looking statements are made as of today, and MTI disclaims any duty to update such statements. It is important to note that MTI’s actual results could differ materially from those projected in forward-looking statements. Factors that could cause the anticipated results not to occur include, among others, risks related to financing; uncertainties in development, manufacturing, competition and consumer demand for methanol fuel cells; and the risk factors listed from time to time in MTI’s SEC reports, including its annual report on Form 10-K and quarterly reports on Form 10-Q.